Thursday, May 6, 1999

Trans Pacific Stores
555 Zang St., Suite 300
Lakewood, CO 80228

         Re:      Letter Amendment

Gentlemen:

         Reference is made to (i) the Secured Draw Down Promissory Note, dated as of June 12, 1998 in the principal amount of $4 million ("Note") made by Covol Technologies, Inc. ("Covol") to Trans Pacific Stores, Ltd. ("Trans Pacific"),
(ii) the Loan and Security Agreement, dated as of June 12, 1998 ("Security Agreement") by and between Covol and Trans Pacific, (iii) the Common Stock Purchase Warrants of Covol Technologies, Inc., certificate no. WA-1998-287, dated as of October 12, 1998, for 100,000 shares ("Trans Pacific Warrants") made by Covol to Trans Pacific, and (iv) the Common Stock Purchase Warrants of Covol Technologies, Inc., certificate no. WA-001, dated as of August 19, 1997, for 85, 713 shares ("Diamond Jay Warrants"), made by Covol to Diamond Jay Ltd. Co.

         The parties to the above referenced agreements and instruments hereby amend the terms there of as follows:

         Section 2 of the Note is amended to provide that $1 million of the principal shall be due and payable on or before December 31, 1999 and $3 million of the principal and any accrued but unpaid interest shall be due and payable on April 30, 2000. The entire $4 million shall bear interest at 14 percent per annum beginning June 13, 1999 and shall then be payable monthly in arrears beginning June 30, 1999.

         Section 3 of the Security Agreement is amended to provide that the August 1996 Larson Promissory Note and the interest in future quarterly earned royalties payable to Covol pursuant to section 3.4 of the License Agreement between Appalachian Synfuel, LLC and Covol dated December 4, 1997 shall each be held as collateral for the full amounts due under the Note until the Note, as amended herein, is repaid in full.

         The Trans Pacific Warrants and the Diamond Jay Warrants are both amended to provide that the Exercise Periods shall be extended for one year from the original Termination Dates and that the Per Share Warrant Prices (exercise prices) shall be the lower of the average closing share price of Covol common stock for the five days immediately before May 6, 1999 or June 12, 1999.

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         This letter agreement may be executed in one or more counterparts,  all of which shall be considered one and the same letter agreement.

                                                     Very truly yours,

                                                     Covol Technologies, Inc.

                                                     /s/ Steven G. Stewart
                                                     -------------------------
                                                     Steven G. Stewart
                                                     Chief Financial Officer

Accepted and Agreed to as of the date first set forth above:

Trans Pacific Stores, Ltd.



By:   /s/ Donald V. Berlanti
      ------------------------
Name:   Donald V. Berlanti
Title:     Chairman